EXHIBIT 21

21.  Subsidiaries of Merchants Bancshares, Inc.

       Merchants Bank

       Merchants Properties, Inc.

       Merchants Trust Company (a subsidiary of Merchants Bank)

       Queneska Capital Corporation (a subsidiary of Merchants Bank)